UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

As disclosed previously, Great Basin Scientific, Inc. (the “Company”) sold 2,724,000 units (“Units”) pursuant to a prospectus dated February 25, 2015 (the “Prospectus”) contained in the Company’s registration statement on Form S-1 (File No. 333-201596) (the “Registration Statement”), as supplemented. Each Unit consisted of one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible into four shares of common stock of the Company (“Common Stock”) at the option of the holder.  The Series C Warrants may be exercised for cash at an exercise price of $2.55 or on a cashless basis pursuant to a formula disclosed in the Prospectus. In the event of a cashless exercise, the Company has the right to settle such an exercise through the issuance of shares of Common Stock or through a cash payment.

The Series E Convertible Preferred Stock and Series C Warrants became convertible or exercisable, respectively, on August 25, 2015.

Since the date of our last report dated December 30, 2015, we have issued shares of Common Stock pursuant to conversions of Series E Convertible Preferred Stock and cashless exercises of Series C Warrants. We also issued additional Series E Convertible Preferred Stock and Series C Warrants upon exercise of outstanding representative Unit Purchase Options which were immediately converted and exercised, respectively.  We did not receive any compensation for the conversions and cashless exercises. In each case, the conversion of Series E Convertible Preferred Stock and the cashless exercise of Series C Warrants was conducted pursuant to the terms thereof as described in the Prospectus and the Registration Statement under the heading “Description of Capital Stock – Description of Securities We Are Offering” and were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) thereof.  As the Series E Preferred Shares and the Series C Warrants which were exchanged for shares of Common Stock pursuant to Section 3(a)(9) were registered pursuant to the Registration Statement, the shares of Common Stock are not “restricted securities” as defined under Rule 144 under the Securities Act.

From December 30, 2015 through to the date of this report on January 6, 2016, 544,183 Series C Warrants were exercised via the cashless exercise provision in the warrant resulting in the issuance of 1,251,202 shares of Common Stock.  During that same time period, 14,750 Unit Purchase Options (as defined in the Prospectus) were exercised for cash of $162,250 to the Company for 14,750 shares of Series E Preferred Stock and 118,000 Series C Warrants both of which were immediately converted and exercised on a cashless basis, respectively, and resulted in the issuance of 196,890 shares of Common Stock.

As of January 6, 2016, there are 11,554,998 shares of Common Stock issued and outstanding.

As of January 6, 2016, there are 89,347 shares of Series E Convertible Preferred Stock outstanding and 4,721,080 Series C Warrants outstanding.

Item 3.03 Material Modifications to Rights of Security Holders

Class A Warrants

As previously reported, on July 30, 2014, the Company completed the sale of Class A Warrants entitling the holders of the Class A Warrants to purchase shares of common stock of the Company.  As of December 30, 2015, the Company had outstanding Class A Warrants to purchase 25,556 shares of common stock of the Company. The Class A Warrants include a provision which provides that the exercise price of the Class A Warrants will be adjusted in connection with certain equity issuances by the Company.   On December 30, 2015, the Company closed its $22.1 million senior secured convertible note financing (the “Offering”).  In connection with the Offering, the Company issued $22.1 million aggregate principal amount of senior secured convertible notes and Series D common stock purchase warrants exercisable to acquire 3,503,116 shares of common stock.  The consummation of the Offering is an issuance which triggers an adjustment to the exercise price of the Class A Warrants.  Therefore, on December 30, 2015, the exercise price for the Class A Warrants was adjusted from $132 (taking into account  the Company’s recent 60 for 1 reverse stock split) to $1.85.

Class B Warrants

As of December 29, 2015, the Company had outstanding Class B Warrants to purchase 21,862 shares of common stock of the Company. The Class B Warrants include a provision which provides that the exercise price of the Class B Warrants will be adjusted in connection with certain equity issuances by the Company.   On December 30, 2015, the Company closed the Offering.  In connection with the Offering, the Company issued $22.1 million aggregate principal amount of senior secured convertible notes and Series D common stock purchase warrants exercisable to acquire 3,503,116 shares of common stock.  The consummation of the Offering is an issuance which triggers an adjustment to the exercise price of the Class B Warrants.  Therefore, on December 30, 2015, the exercise price for the Class B Warrants was adjusted from $12 (taking into account  the Company’s 60 for 1 reverse stock split) to $1.85.

Common Stock Warrants

As of December 29, 2015, the Company had outstanding certain common stock warrants to purchase 600 shares of common stock of the Company.  As a result of the Offering, the exercise price of such warrants was adjusted from $132 (taking into account the Company’s recent 60 for 1 reverse split) to $1.85.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: January 6, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer